As filed with the Securities and Exchange Commission on October 8, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WINTRUST FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Illinois (State or Other Jurisdiction of Incorporation or Organization)	36-3873352 (I.R.S. Employer Identification No.)
727 North Bank Lake
Lake Forest, Illinois 60045
(Address of Principal Executive Offices)
Wintrust Financial Corporation
Retirement Savings Plan
(Full Title of the Plan)

David A. Dykstra
Senior Executive Vice President and Chief Operating Officer
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045
(Name and address of agent for service)
(847) 615-4096
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
To Be Registered	Registered	Share	Price	Registration Fee
Common Stock, without par value(1)	250,000 shares(2)	$31.39 (3)	$7,847,500 (3)	$559.53

(1)	Reflects shares that may be issued pursuant to the Wintrust Financial Corporation Retirement Savings Plan (the “Plan”).

(2)	This Registration Statement on Form S-8 (this “Registration Statement”) also covers (i) pursuant to Rule 416(a) under the Securities Act of 199, as amended (the “Securities Act”), any additional shares of common stock without par value of the Registrant (“Common Stock”) that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction and (ii) pursuant to Rule 416(c) under the Securities Act, an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices for the Common Stock reported on the NASDAQ Global Select Market on October 4, 2010.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed by Wintrust Financial Corporation, an Illinois corporation (the “Registrant”) to register an additional 250,000 shares of the Registrant’s common stock, no par value, and an indeterminate number of plan interests, to be issued pursuant to the Wintrust Financial Corporation Retirement Savings Plan (the “Plan”).
PART I
     The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by the Registrant and the Plan with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010;

(c)	Current Reports on Form 8-K filed on March 9, 2010, May 3, 2010, June 2, 2010, June 9, 2010, and August 17, 2010 (in each case only to the extent filed and not furnished);

(d)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2009; and

(e)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-3 (Registration No. 333- 165166) filed with the Commission on March 3, 2010, including any amendment filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
Illinois Business Corporation Act
     Section 8.75 of the Illinois Business Corporation Act (the “IBCA”) provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.
     Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.
The Registrant’s Articles of Incorporation and By-laws
     Article NINTH of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Article VI of the Registrant’s Amended and Restated By-Laws provide that the Registrant shall, to the full extent permitted by law, indemnify those persons whom the Registrant may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA. The foregoing description of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws are qualified in their entirety by reference to such documents, which are listed as Exhibits 4.2 and 4.3 hereto.

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Indemnification Agreements
     The Registrant has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers (collectively, the “Indemnification Agreements”), which implement with more specificity the indemnification provisions provided by the Registrant’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, the Registrant will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Registrant, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement. The Indemnification Agreements are in addition to any other rights each non-employee director or officer may be entitled to under the Registrant’s articles of incorporation, by-laws and applicable law.
Directors’ and Officers’ Liability Insurance
     The Registrant has obtained Directors’ and Officers’ liability insurance. The policy provides for $55 million in coverage including prior acts dating to the Registrant’s inception and liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.
     The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum

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aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on this 8th day of October, 2010.

WINTRUST FINANCIAL CORPORATION
By:	/s/ David A. Dykstra
	Name:	David A. Dykstra
	Title:	Senior Executive Vice President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 8th day of October, 2010.

Signatures	Title

/s/ Peter D. Crist Peter D. Crist	Chairman of the Board of Directors

/s/ Edward J. Wehmer Edward J. Wehmer	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David L. Stoehr David L. Stoehr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Bruce K. Crowther Bruce K. Crowther	Director

/s/ Joseph F. Damico Joseph F. Damico	Director

/s/ Bert A. Getz, Jr. Bert A. Getz, Jr.	Director

/s/ H. Patrick Hackett, Jr. H. Patrick Hackett, Jr.	Director

/s/ Scott K. Heitmann Scott K. Heitmann	Director

/s/ Charles H. James III Charles H. James III	Director

/s/ Albin F. Moschner Albin F. Moschner	Director

/s/ Thomas J. Neis Thomas J. Neis	Director

/s/ Christopher J. Perry Christopher J. Perry	Director

/s/ Hollis W. Rademacher Hollis W. Rademacher	Director

/s/ Ingrid S. Stafford Ingrid S. Stafford	Director

     The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on this 8th day of October, 2010.

WINTRUST FINANCIAL CORPORATION RETIREMENT SAVINGS PLAN
By:	/s/ David A. Dykstra
	Name:	David A. Dykstra
	Title:	Trustee

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Wintrust Financial Corporation Retirement Savings Plan

4.2	Amended and Restated Articles of Incorporation of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q for the quarter ended June 30, 2006)

4.3	Amended and Restated By-laws of Wintrust Financial Corporation, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on January 30, 2008)

23.1*	Consent of Ernst & Young LLP

*	Filed herewith.